Exhibit 99.2

T2 Biosystems 1Q 2024

May 6, 2024

Trip Taylor, IR

Thank you, operator. I would like to remind everyone that comments made by management today and answers to questions will include forward-looking statements. Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products.

Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these statements, including the risks and uncertainties described in T2 Biosystems’ annual report on Form 10-K filed with the SEC on April 1, 2024, and other filings the company makes with the SEC from time to time. The company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law.

With that, I would like to turn the call over to Chairman and CEO, John Sperzel. John?

John Sperzel, CEO

Thank you all for joining our first quarter 2024 results call. I will start with an update on our Nasdaq compliance plan and our capital plans, and then discuss our first quarter progress across our three corporate priorities, before turning the call over to John Sprague, our Chief Financial Officer, who will review our financial results and outlook for 2024. I will then provide closing remarks and opening the call for questions and answers.

On March 12, 2024, we announced that the Nasdaq Hearings Panel had granted our request for continued listing on the Nasdaq Stock Market, subject to the Company demonstrating compliance with Nasdaq’s market value of listed securities (“Market Value”) requirement, as set forth in Nasdaq Listing Rule 5550(b)(2) (the “Rule”) on or before May 20, 2024. The Rule requires that the Company maintain a closing Market Value of at least $35.0 million for a minimum of ten consecutive business days.

T2 Biosystems 1Q 2024

May 6, 2024

As I outlined in our recent investor update call, an important part of our Nasdaq compliance plan included the conversion of debt to equity. In April 2024, the Company converted $15 million of its term loan with entities affiliated with CRG Servicing LLC (“CRG”), our lender, into T2 Biosystems equity. Today, the Company announced the conversion of an additional $15 million of its term loan with CRG, for a total debt to equity conversion of $30 million in the past thirty days, which we believe significantly improves the probability of meeting the Nasdaq listing requirements. In the past 12 months, we have reduced our debt, and associated quarterly interest payments, by approximately 80%.

Earlier today, we filed an S-1 registration statement that included our plan to raise up to $10 million in capital through the issuance of new securities. We believe the Company is at an inflection point, transforming from an internally focused research and development company to an externally focused commercial company, and this capital is necessary for general working capital and to help us achieve our goals, including increasing our sepsis product sales, launching the T2Lyme Panel, and advancing the T2Resistance Panel. Simultaneously, we intend to reduce operating costs, reduce inventory, and increase production volumes.

Today, we are applying our technology to sepsis, Lyme disease, and bioterrorism. These three areas share the need for rapid pathogen detection and faster targeted antimicrobial treatment.

Our core opportunity, sepsis, continues to impose an enormous human and economic toll. Sepsis is the leading cause of death in U.S. hospitals, claiming the lives of 270,000 Americans annually, with an additional 80,000 who die in hospice each year. Sepsis also represents the leading expense of U.S. hospitalization, costing our healthcare system an estimated $62 billion annually. Lastly, sepsis is the leading cause of 30-day U.S. hospital readmission, with 19% of sepsis survivors re-hospitalized within 30 days and 40% within 90 days. Rapid detection of sepsis-causing pathogens is crucial, as mortality risk

T2 Biosystems 1Q 2024

May 6, 2024

increases by up to 8% for each hour of delayed, targeted antimicrobial treatment. As we have discussed, T2 Biosystems has developed and commercialized the only FDA-cleared products able to detect sepsis-causing pathogens directly from blood, in just 3-5 hours, without the need to wait days for a positive blood culture.

Competitive products – like those marketed by bioMerieux, BD, and Accelerate – first require a positive blood culture, which can take days. So, when those competitors claim that they can produce species identification or antibiotic susceptibility (“AST”) results in 1-3 hours, it is after they wait 1-5 days for a positive blood culture. And when blood culture produces false negative results, due to lack of sensitivity or inhibition due to prior antimicrobial treatment, those culture-dependent technologies provide little to no value.

A meta-analysis of 14 controlled studies, published in a peer-reviewed medical journal, compared T2 Biosystems’ sepsis tests to blood culture-based diagnostics, and showed that T2 Biosystems’ products provided: faster time to detection (e.g., species identification 77 hours faster), faster targeted therapy (e.g., patients testing positive with T2 Biosystems receiving targeted antimicrobial therapy 42 hours faster), and reduced length of stay (e.g., 5.0 fewer days in the ICU and 4.8 fewer days in the hospital).

Thanks to the strong efforts of our team during the first quarter of 2024, we made considerable progress across our three corporate priorities: 1) accelerating our sales, 2) enhancing our operations, and 3) advancing our pipeline.

Starting with our first corporate priority — accelerating our sales.

In the first quarter of 2024, our team achieved sepsis product revenue of $2.1 million, representing growth of 25% compared to the prior year period. Our team also achieved sequential quarterly growth of 23% compared to the fourth quarter of 2023. The growth in the first quarter was led by sales of our T2Candida Panel globally, and sales of our T2Resistance Panel internationally. We added 8 T2Dx Instrument contracts, continuing to grow our installed base, with 5 sold in international markets and 3 in the U.S. market.

T2 Biosystems 1Q 2024

May 6, 2024

We are seeing strong momentum in the U.S. market, including 4 hospital go-lives during the first quarter from prior account closes. We are focused on growing revenue in our current U.S. hospital accounts through improved focus and coordination between medical affairs, sales, and field applications.

The strong global performance of T2Bacteria Panel during the quarter is also encouraging. As we gained FDA clearance in February of this year to expand T2Bacteria Panel to include the detection of Acinetobacter baumannii, we anticipate even further utilization of the T2Bacteria Panel moving forward.

During the quarter, we further expanded our international distribution network in the Middle East by signing a new distribution agreement in Qatar, which includes the T2Dx® Instruments, the T2Bacteria® Panel, the T2Candida® Panel, and the T2Resistance® Panel. Qatar’s National Sepsis Program is a collaboration between the Ministry of Public Health and leading medical centers that guides the national sepsis prevention efforts in the country. Qatar’s strong focus on sepsis care is demonstrated by sepsis mortality rates among the best in the world and a regular National Sepsis Symposium. The introduction of the T2Dx Instrument and sepsis test panels into Qatar will allow rapid detection of sepsis-causing pathogens and antibiotic resistance genes, in hours instead of days, enabling clinicians to achieve faster, targeted therapy. We expect to continue to expand into new geographies and broaden our international distributor network throughout 2024.

We also extended our existing multi-year capital equipment supplier agreement with Vizient, the largest group purchasing organization in the United States until March 31, 2025. This extension ensures that members continue to have access to and benefit from contracted pricing for our T2Dx Instrument, the T2Bacteria Panel, and the T2Candida Panel. This move emphasizes the demand among hospitals for more efficient rapid diagnostics that enable faster targeted therapy. It also highlights the significant value proposition our products offer to patients suspected of sepsis.

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Generating compelling clinical data that demonstrates the value of our technology is a core part of our strategy. During the first quarter of 2024, we announced the publication of the strongest evidence to date in support of the T2Resistance Panel in a real-world hospital setting. Published in The Journal of Clinical Microbiology, the study highlights high accuracy for the T2Resistance Panel, faster detection times, and the impact of faster test results on clinical interventions based on T2 sepsis test results. This compelling data not only strengthens our position in CE Mark-adopting countries where the T2Resistance Panel is already available, but also sets the stage for our future entry into the U.S. market. New data was also presented at ECCMID 2024 showing improved patient outcomes with the T2Candida Panel compared to blood culture-based diagnostics, and the ability for the T2Bacteria Panel to detect persistent S. aureus infections better than blood culture.

Finally, to advance our commercial opportunities for the T2Biothreat Panel, we have entered into an agreement with Dr. Robin Robinson to serve as a strategic advisor. Dr. Robinson has significant experience and expertise leading U.S. Government entities in the areas of medical countermeasures and biodefense, including serving as director of the Biomedical Advanced Research and Development Authority, or BARDA, and the Deputy Assistant Secretary in the Office of the Assistant Secretary for Preparedness and Response, or ASPR, within the U.S. Department of Health and Human Services. We believe Dr. Robinson’s vast network across multiple U.S. Government agencies – including CDC, ASPR, BARDA, Department of Defense, and National Institutes of Health – coupled with his expertise in medical countermeasures and biodefense, will be invaluable as we pursue government contracts to procure the T2Biothreat Panel and protect our nation from the consequences of deliberate of accidental exposure to biothreats. It is important to note that T2Biothreat Panel sales are not in our current 2024 revenue guidance, so potential sales during 2024 represent upside to that guidance.

Moving to our second corporate priority — enhancing our operations.

We are committed to improving the profitability of the business. This requires continued product sales growth, reduced operating costs, and improved cost of product revenue – all of which we are prioritizing.

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We are pleased to have eliminated the product backorder and have been working to reduce inventory levels as an operational priority. We are driving improvements in manufacturing efficiency, as we scale production, and are working to improve product gross margins. From an operating expense perspective, we will continue to balance investing appropriately in commercial and development resources to support future growth, while being prudent with expenses to preserve cash.

Moving to our third corporate priority — advancing our pipeline.

We have three tests in our pipeline – including the U.S. T2Resistance Panel, the T2Lyme Panel, and the Candida auris test — each of which has received Breakthrough Device designation from the U.S. Food and Drug Administration. These three tests, or test panels, share a critical requirement for rapid pathogen detection and targeted antimicrobial treatment.

T2Resistance Panel

The T2Resistance Panel is a direct-from-blood molecular diagnostic test that runs on the FDA-cleared T2Dx Instrument and simultaneously detects 13 antibiotic resistance genes, in just 3-5 hours, without the need to wait days for a positive blood culture. We believe the T2Resistance Panel will be a significant catalyst to drive broader adoption of our T2Dx Instrument and our T2Bacteria Panel.

In March, we issued a press release to announce the results of a new study that was published in the Journal of Clinical Microbiology, highlighting the performance and clinical benefits of the T2Resistance Panel. The prospective study included 59 patients at two sites, and intended to determine the clinical sensitivity, time to detection, and clinical impact of the T2Resistance Panel compared to blood culture and conventional microbiology methods. Highlights included:

High Accuracy: The T2Resistance Panel demonstrated clinical sensitivity of 94.7% and specificity of 97.4% (adjudicated). This is consistent with the clinical performance of our two FDA-cleared sepsis panels: the T2Bacteria Panel and the T2Candida Panel.

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Rapid Turnaround Time: The T2Resistance Panel results were available on average in 4.4 hours compared to 58.3 hours with blood culture-based methods. The T2Resistance Panel provided a 92% improvement in time to result compared to blood culture-based diagnostics (i.e., 4.4 hours vs. 2.2 days).

Clinical Impact: There were 49 clinical interventions in 24 of the 59 patients, resulting in 17 antibiotic escalations and 32 discontinuations of unnecessary antibiotics. The use of the T2Resistance Panel led to a change in antibiotic therapy for 41% of the patients in this study, as those patients were on the wrong or unnecessary antibiotics.

These results demonstrate the strongest clinical impact of the T2Resistance Panel to date in a real-world hospital setting. We believe this performance data demonstrates the enormous potential of this unique and highly differentiated product — to reduce cost, improve patient outcomes, and reduce the threat of antibiotic resistance. We expect this to be a catalyst for greater adoption of the T2Resistance Panel in countries where we currently market under CE mark.

We also believe the international experience with the direct-from-blood detection of antibiotic resistance genes is an important precursor to our launch in the U.S. market. As a reminder, we plan to submit a 510(k) premarket notification to the U.S. Food and Drug Administration, or FDA, during the third quarter of 2024, and we have previously received Breakthrough Device designation from the FDA, which provides for a prioritized FDA review upon submission.

T2Lyme Panel

The T2Lyme Panel is a direct-from-blood molecular diagnostic test designed for the early detection of Borrelia burgdorferi, the bacterium that causes Lyme disease in the U.S.

T2 Biosystems 1Q 2024

May 6, 2024

Lyme disease is the leading vector-borne disease in America, with an estimated 3.4 million tests performed each year. The current diagnostic process is a two-tiered antibody test algorithm that relies on the presence of antibodies and can only be used accurately four to eight weeks after infection. If left untreated, the bacteria may spread throughout the body and become much harder to eradicate and treat effectively. Although early symptoms of Lyme disease are similar to the flu, Borellia burgdorferi infections can lead to chronic, debilitating disease.

To address this critical unmet need, we have developed an extremely sensitive diagnostic test for the detection of early Lyme disease, with an analytical sensitivity that is in line with our FDA-cleared sepsis tests. We believe our test will detect Lyme disease within the first 30 days after infection, compared to antibody tests that can take 30-60 days after infection.

We plan to launch our T2Lyme Panel as a Laboratory Developed Test, or LDT, during the third quarter of 2024, and we believe there are numerous potential advantages of launching the T2Lyme Panel in this format, including: 1) faster time to market, 2) higher test throughput, and 3) stronger product contribution margins.

Importantly, in a LDT format, we can run the test without the T2Dx Instrument, which can provide the potential to process hundreds of Lyme tests per day. This is because the individual components of our underlying technology can be leveraged to process a higher volume of samples. Given the LDT format does not require the T2Dx Instrument, or the costs associated with a cartridge, we expect to realize strong product contributions margins. Our market research confirms that reference laboratories often charge greater than $250 for two-tiered antibody Lyme tests, and greater than $250 for PCR Lyme tests.

Our ultimate objective is to provide early Lyme disease results to major U.S. reference laboratories. We believe we can utilize their retail networks to collect patient samples, which would allow us to provide testing to Lyme patients across the country. These samples would then be sent to our LDT partner to perform the T2Lyme Panel in their lab. It is important to note that T2Lyme Panel sales are also not in our current 2024 revenue guidance, so any potential sales during 2024 represent upside to that guidance.

T2 Biosystems 1Q 2024

May 6, 2024

Candida auris test

The Candida auris test is a direct-from-blood molecular diagnostic test designed to detect Candida auris species, in just 3-5 hours, without the need to wait days for a positive blood culture. We believe the addition of a Candida auris test will strengthen the value proposition of our T2Candida Panel and lead to increased adoption.

Candida auris is a multidrug-resistant fungal pathogen that has a mortality rate of up to 60% and is recognized as a serious global health threat by the CDC and the World Health Organization. The CDC estimates the costs associated with U.S. fungal diseases are as high as $48 billion annually and has called on public health professionals to help lower the burden of fungal disease by continuing to raise awareness of the life-saving benefits of early detection and proper treatment.

Candida species are a major contributor to morbidity and mortality in hospitalized children and present as a significant burden to the U.S. healthcare system with a mean increased hospital length of stay of 21 days, and an estimated $92,000 in excess hospital costs for children with invasive candidiasis. A 2022 Journal of Clinical Microbiology study conducted at the Bambino Gesù hospital in Rome, Italy found that pediatric patients suspected of fungal bloodstream infections that were tested with the T2Candida Panel received species identification results 121.8 hours faster compared to blood culture-based diagnostics.

Finally, we are also pursuing expanded claims for our FDA-cleared T2Candida Panel and T2Bacteria Panel, to include pediatric testing. In December 2023, we submitted a 510(k) premarket notification to the FDA to expand the use of the T2Candida Panel to include pediatric testing, and we expect to submit a 510(k) premarket notification to the FDA to expand the use of the T2Bacteria Panel to include pediatric testing during 2024.

T2 Biosystems 1Q 2024

May 6, 2024

With that, I will now turn the call over to John Sprague to provide a detailed update on our first quarter financial results.

John Sprague

Thank you, John.

First quarter 2024 revenues were $2.1 million, all from sepsis product sales, a 25% increase compared to the prior year period and sequential growth of 23% compared to the fourth quarter of 2023 led by T2Candida Panel sales and strong international T2Resistance Panel sales.

First quarter 2024 cost of product revenue were $4.2 million, a 5% increase compared to the prior year period, driven by sales volume. Research and development expenses were $3.7 million, a 17% decrease compared to the prior year period, driven by decreased BARDA contract activities. Selling, general and administrative expenses were $6.4 million, a 13% decrease compared to the prior year period driven by decreased spending.

The first quarter 2024 net loss was $13.5 million, $2.66 per share, compared to a first quarter 2023 net loss of $18.0 million, $131.77 per share.

Cash and cash equivalents were $6.2 million as of March 31, 2024, and we raised $2.2 million in net proceeds from ATM sales in the quarter. The CRG debt conversation has reduced our debt and interest expense by almost 80% compared to a year ago.

We continue to expect total sepsis and related product revenues to grow between 49% and 64% to $10.0 million to $11.0 million in 2024 over 2023 and this target excludes any potential sales from our T2Biothreat or T2Lyme Panel panels.

Thank you and back to John Sperzel for the closing remarks.

T2 Biosystems 1Q 2024

May 6, 2024

John Sperzel

It is an extremely exciting time for the Company as we have been taking measures to significantly reduce our debt, strengthen our balance sheet, and position the company for sustained growth. We are nearing four catalysts that we expect to be growth drivers: 1) the T2Lyme Panel, which we may launch sooner than anticipated via a partnership; 2) the T2Biothreat Panel, which we are pursuing initial sales to government agencies and have engaged a U.S. Government expert; 3) the T2Candida Panel to include pediatric testing which is pending FDA 510(k) clearance; and 4) the U.S. T2Resistance Panel, which we expect to submit for FDA 510(k) clearance during the third quarter of 2024.

With that I’d like to turn the call back over to the operator to open the line for questions. Operator?